USA Truck Announces Second Quarter Results

VAN BUREN, ARKANSAS    July 24, 2013

USA Truck, Inc. (NASDAQ: USAK) today announced significantly improved year-over-year financial and operating results for the quarter ended June 30, 2013.

Financial Results

Base revenue of $111.5 million for the quarter ended June 30, 2013, increased 7.7% from $103.5 million for the same quarter of 2012.  We incurred a net loss of $1.0 million ($0.10 per share) for the quarter ended June 30, 2013, compared to a net loss of $3.5 million ($0.34 per share) for the same quarter of 2012.

Base revenue increased 7.5% to $216.3 million for the six months ended June 30, 2013, from $201.3 million for the same period of 2012.  We incurred a net loss of $3.5 million ($0.34 per share) for the six months ended June 30, 2013, compared to a net loss of $8.4 million ($0.81 per share) for the same period of 2012.

Operating Environment

John Simone, President and CEO, offered the following comments:  “Operating margins improved by 390 basis points year over year on 7.7% base revenue growth across our combined services, while operating costs increased only 3.7% (net of fuel surcharge recoveries).  We reduced our net loss by 70.0%, marking our second consecutive quarter of material year-over-year improvement in operating results.  We believe our turnaround plan gained traction during the June quarter, extending the year-over-year improvements in base revenue, operating income and net loss we achieved during the March quarter.  While we are encouraged by our progress, we are not satisfied and have not yet achieved our top priorities of returning to profitability and restoring shareholder value.

Asset-Based Trucking Operations

“Our Trucking segment continued to lead the turnaround with a 500 basis point year-over-year improvement in operating margin.

“Trucking base revenue increased 13.3% year over year on improved asset productivity (miles per seated tractor per week) and more seated tractors.  The improved asset productivity was attributable to better operational execution within a more efficient freight network.  The improved miles combined with several internal initiatives helped us reduce driver turnover by 31.2 percentage points, which enabled us to increase our seated tractor count year over year.

“While Trucking base revenue grew by 13.3%, Trucking operating costs increased only by 8.2% (net of fuel surcharge recoveries).  Fixed costs and fuel costs were materially lower year over year due to the execution of several internal initiatives.  Despite those cost improvements, we believe substantial opportunity remains to realize more earnings leverage in our Trucking model in the areas of asset productivity, equipment maintenance, insurance and claims, fuel economy and driver retention.  Internal efforts to improve those costs are at various stages of implementation, and we are taking measures that we anticipate will accelerate the pace of progress.

Non-Asset Based Operations

“Despite 5.2% less base revenue, our SCS segment produced 37.2% growth in operating income increasing to $2.7 million in the second quarter of 2013 from $2.0 million in the second quarter of 2012.  SCS has experienced higher operating margins by reducing fixed costs and more effectively leveraging the leaner operating structure. Gross margin improved slightly to 15.5% from 15.4% in the same quarter a year ago.

Balance Sheet and Liquidity

“We believe our balance sheet and sources of liquidity remain adequate to support our operating needs for the foreseeable future.  At June 30, 2013, our outstanding debt, less cash, represented 57.6% of our total capitalization, compared to 55.1% at December 31, 2012.  At June 30, 2013, we had approximately $23.0 million of available borrowing capacity, up from $15.2 million at March 31, 2013 (in each case, net of the minimum availability we are required to maintain of approximately $18.8 million).  For the six months ended June 30, 2013, we incurred net capital expenditures of approximately $24.1 million.  Our 2013 operating plan anticipates capital expenditures, net of proceeds on sale of assets, of approximately $23.5 million for the remainder of the year.

Conclusion

“Most of the metrics reported in this release have not only shown year-over-year improvement, but also that the year-over-year improvement during the June quarter expanded upon the improvement in the March quarter on both dollar and percentage bases.  We continue to execute our turnaround efforts with growing momentum.  While we are encouraged by our progress, we are not satisfied with where we are.  We believe there is ample room for better asset productivity and lower operating costs, and we have detailed initiatives in place to realize those improvements.  We are accelerating the rate of change as quickly as possible, balancing the pace with the growing capabilities of the Company. We look forward to sharing our progress in future communications.”

A conference call to discuss second quarter earnings will be held on Thursday, July 25, 2013, at 10:00 a.m., central time. Individuals desiring to listen to the call may dial in at 1-800-351-6807 (U.S. / Canada) and 1-334-323-7224 (International), access code 541247.  The slide presentation that will accompany the call may be accessed using the following link: https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533

For a period of time following the call, individuals will be able to access the presentation materials and listen to the audio recording of the call at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-and six-month periods indicated:

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue:
Trucking revenue	$81,434	$71,846	$161,227	$147,782
Strategic Capacity Solutions revenue	30,028	31,674	55,123	53,560
Base revenue	111,462	103,520	216,350	201,342
Fuel surcharge revenue	28,276	26,049	55,416	51,900
Total revenue	139,738	129,569	271,766	253,242

Operating expenses and costs:
Purchased transportation	35,156	35,275	65,634	62,253
Salaries, wages and employee benefits	34,663	34,717	70,230	70,230
Fuel and fuel taxes	33,017	30,567	68,613	65,336
Depreciation and amortization	10,852	11,178	21,767	22,335
Operations and maintenance	13,649	10,579	25,157	21,510
Insurance and claims	7,024	5,381	12,413	10,264
Operating taxes and licenses	1,696	1,389	2,704	2,896
Communications and utilities	984	1,057	2,069	2,079
Gain on disposal of assets, net	(429)	(724)	(819)	(1,266)
Other	3,497	4,479	7,195	8,570
Total operating expenses and costs	140,109	133,898	274,963	264,207
Operating loss	(371)	(4,329)	(3,197)	(10,965)

Other expenses (income):
Interest expense	947	1,023	1,784	2,009
Other, net	(46)	(48)	(99)	(123)
Total other expenses, net	901	975	1,685	1,886
Loss before income taxes	(1,272)	(5,304)	(4,882)	(12,851)
Income tax benefit	(228)	(1,818)	(1,364)	(4,492)

Net loss	$(1,044)	$(3,486)	$(3,518)	$(8,359)

Net loss per share information:
Average shares outstanding (Basic)	10,293	10,304	10,299	10,302
Basic loss per share	$(0.10)	$(0.34)	$(0.34)	$(0.81)

Average shares outstanding (Diluted)	10,293	10,304	10,299	10,302
Diluted loss per share	$(0.10)	$(0.34)	$(0.34)	$(0.81)

The following table includes key operating results and statistics:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)
Trucking:
Operating loss (in thousands) (1)	$(3,108)	$(6,324)	$(7,086)	$(14,275)
Operating ratio (2)	103.8%	108.8%	104.4%	109.7%
Total miles (in thousands) (3)	56,715	49,594	111,333	102,953
Empty mile factor	11.8%	10.9%	11.4%	11.4%
Base revenue per loaded mile	$1.629	$1.627	$1.635	$1.620
Average number of in-service tractors (4)	2,241	2,171	2,223	2,201
Percentage of in-service tractors unseated	5.6%	11.6%	4.9%	8.7%
Average number of seated tractors (5)	2,116	1,919	2,115	2,009
Average miles per seated tractor per week	2,062	1,988	2,036	1,971
Base Trucking revenue per seated tractor per week	$2,961	$2,880	$2,948	$2,829
Average loaded miles per trip	597	527	593	527

Strategic Capacity Solutions (6):
Operating income (in thousands) (1)	$2,737	$1,995	$3,888	$3,310
Gross margin (7)	15.5%	15.4%	15.3%	16.0%

(1)          Operating loss is calculated by deducting total operating expenses from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)          Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service, plus tractors operated by independent contractors.
(5)	Seated tractors are those occupied by drivers.
(6)	Includes Intermodal results.
(7)	Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue. This calculation includes intercompany revenues and expenses.

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release.  As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States.  We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using the latest technological tools available and multiple modes of transportation.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the “News Releases” tab of the “Investors” menu.

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Contact: JOHN SIMONE, President and Chief Executive Officer – (479) 471-2633 or CLIFF BECKHAM, Executive Vice President and Chief Financial Officer – (479) 471-2672